Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 21, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002
GARDNER DENVER DELIVERS RECORD RESULTS
•	Strong second quarter 2011 orders of $637.0 million and revenues of $610.7 million, up 27% and 36%, respectively, over the same period of 2010.

•	Record Diluted Earnings per Share (“DEPS”) were $1.27 for the second quarter, an increase of 79% compared to $0.71 in the second quarter of 2010.

•	Updated guidance: estimated third quarter 2011 DEPS of $1.27 to $1.32 and total year DEPS of $5.05 to $5.15, including profit improvement costs and other items totaling $0.03 per diluted share for the third quarter and $0.15 per diluted share for the full year.
WAYNE, Pa. (July 21, 2011) — Gardner Denver, Inc. (NYSE: GDI) today announced second quarter 2011 results that established quarterly records for orders, revenues, operating income and DEPS. In addition, backlog at June 30, 2011 was $681.7 million, an all-time high. Revenues and operating income were $610.7 million and $99.2 million, respectively. Operating income improved 75% compared to the three-month period of the prior year, increasing to $99.2 million from $56.6 million in 2010. Operating income as a percentage of revenues was 16.2% in the second quarter of 2011, up 360 basis points compared to 12.6% in last year’s second quarter. The increase in operating income was largely driven by incremental profitability on the revenue growth, favorable product mix and the benefits of operational improvements previously implemented. For the second quarter of 2011, net income and DEPS attributable to Gardner Denver were $67.1 million and $1.27, respectively. The three-month period ended June 30, 2011 included expenses for profit improvement initiatives and other items totaling $5.2 million, or $0.08 DEPS.
CEO’s Comments
“Gardner Denver had an outstanding second quarter with strong, broad based organic growth across our diverse portfolio of businesses and significant margin expansion,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “As evidenced by the record breaking orders, revenue and DEPS achieved in the second quarter, we continue to progress on our strategic priorities and improve operational execution supported by the Gardner Denver Way. Both of the Company’s reportable segments delivered strong operational performance in the quarter, resulting in operating margins expanding by 360 basis points compared to the prior year. The Industrial Products Group (IPG) improved margins sequentially for the ninth consecutive quarter and continued to benefit from healthy organic growth in North America and Asia Pacific. The Engineered Products Group (EPG) benefited from broad strength across the portfolio and especially strong demand for petroleum pumps and related aftermarket parts and services.”

Mr. Pennypacker continued, “Cash provided by operating activities was more than $66 million in the second quarter, a 63% improvement compared to the same period of 2010. In addition, we invested $13.0 million in capital expenditures in the second quarter of 2011, with a sustained focus on operational improvements and increased production output to meet customer demand. The Company expects capital expenditures to total approximately $50 to $55 million in 2011. Our focus on cash generation and disciplined capital allocation remains a top priority for 2011. The acquisition pipeline is strong, and we continue to selectively evaluate appropriate opportunities as they become available.”
Outlook
“Our backlog for EPG remains at record levels, yielding a very positive outlook for the remainder of 2011. Demand for well servicing pumps and aftermarket fluid ends continues to grow sharply as shale activity increases and we are investing in additional capacity to meet these growing needs. Further, the demand for engineered packages and OEM compressors remains strong,” commented Mr. Pennypacker.
“For the remainder of 2011, we expect continued revenue growth in IPG as a result of healthy demand in our core end markets as well as strong growth in emerging markets such as China. We anticipate that global capacity utilization will remain steady in 2011, resulting in sustained levels of manufacturing spending and investment in customer plants. We remain optimistic that this steady growth will drive demand for IPG’s compressors, blowers and vacuum products as well as opportunities for replacement parts and services.”
Mr. Pennypacker stated, “Based on this outlook, our existing backlog and productivity improvement plans, we are projecting third quarter 2011 DEPS to be in a range of $1.27 to $1.32 and are raising our full-year 2011 DEPS range to $5.05 to $5.15. This projection includes profit improvement costs and other items totaling $0.03 per diluted share for the third quarter of 2011 and $0.15 per diluted share for the full-year 2011. Third quarter 2011 DEPS, as adjusted for the impact of profit improvement costs and other items (“Adjusted DEPS”), are expected to be in a range of $1.30 to $1.35. The midpoint of the Adjusted DEPS range for the third quarter of 2011 ($1.33) represents a 51% increase over the same period of 2010. Full-year 2011 Adjusted DEPS are expected to be in a range of $5.20 to $5.30. The midpoint of the updated Adjusted DEPS range for the full-year 2011 ($5.25) represents a 55% increase over 2010 results and a 13% increase from the full-year 2011 guidance issued in April. The effective tax rate assumed in the DEPS guidance for 2011 is unchanged at 28%.”
Engineered Products Group (EPG)
EPG orders and revenues increased 43% and 56%, respectively, for the three months ended June 30, 2011, compared to the same period of 2010, reflecting sustained, strong demand for drilling and well servicing pumps and engineered packages. In the second quarter of 2011, favorable changes in foreign currency exchange rates increased orders and revenues for EPG by 5% and 6%, respectively. The ILMVAC acquisition, completed in the third quarter of 2010, increased both orders and revenues by 2%. Organically, EPG generated order and revenue growth of 36% and 48%, respectively, in the second quarter of 2011, compared to the prior year period.

Segment operating income(1), as reported under generally accepted accounting principles in the U.S. (“GAAP”), for EPG for the three months ended June 30, 2011 was $64.8 million and segment operating margin(1) was 22.9%, compared to $36.4 million and 20.1%, respectively, in the same period of 2010. Operating Income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives and other items (“Adjusted Operating Income”), for EPG for the second quarter of 2011 was $65.9 million and segment Adjusted Operating Income as a percentage of revenues was 23.3%. Adjusted Operating Income for EPG in the second quarter of 2010 was $35.2 million, or 19.5% of revenues. The improvement in Adjusted Operating Income for this segment was primarily attributable to incremental profitability on revenue growth, favorable product mix and cost reductions. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Industrial Products Group (IPG)
Orders and revenues for IPG increased 15% and 22%, respectively, in the second quarter, compared to the same period of 2010, reflecting on-going improvement in demand for OEM products, compressors and aftermarket parts and services. In the second quarter of 2011, favorable changes in foreign currency exchange rates increased orders and revenues for the Industrial Products segment by 9%. Organically, IPG generated order and revenue growth of 6% and 13%, respectively, in the second quarter of 2011, compared to the prior year period.
Segment operating income(1) and segment operating margin(1), as reported under GAAP, for the Industrial Products segment for the three months ended June 30, 2011 were $34.3 million and 10.5%, respectively, compared to $20.2 million and 7.5% of revenues for the three months ended June 30, 2010. Adjusted Operating Income for IPG in the second quarter of 2011 was $38.5 million and Adjusted Operating Income as a percentage of revenues was 11.7%. By comparison, Adjusted Operating Income for IPG was $23.2 million, or 8.6% of revenues, in the three-month period of 2010. The improvement in Adjusted Operating Income for this segment was primarily attributable to incremental profit on revenue growth and cost reductions. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Gardner Denver Consolidated Results
Adjusted Operating income, which excludes the net impact of expenses incurred for profit improvement initiatives and other items ($5.2 million), for the three-month period ended June 30, 2011 was $104.4 million, compared to $58.4 million in the prior year period. Adjusted Operating Income as a percentage of revenues improved to 17.1% from 13.0% in the second quarter of 2010. Adjusted DEPS for the three-month period ended June 30, 2011, were $1.35, compared to $0.73 in the three-month period of 2010. Adjusted Operating Income, on a consolidated and segment basis, and Adjusted DEPS are both financial measures that are not in accordance with GAAP. See “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.

Forward-Looking Information
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2010, and its subsequent quarterly reports on Form 10-Q for the 2011 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and six-month periods ended June 30, 2011 and 2010 follow.
Gardner Denver will broadcast a conference call to discuss results for the second quarter of 2011 on Friday, July 22, 2011 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Center on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Corporate Profile
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

(1) Segment operating income (defined as income before interest expense, other expense (income), net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2011	2010	Change	2011	2010	Change

Revenues	$610,693	$449,519	36	$1,142,546	$871,683	31
Cost of sales	400,425	297,919	34	747,822	586,276	28

Gross profit	210,268	151,600	39	394,724	285,407	38
Selling and administrative expenses	105,009	91,745	14	201,030	179,439	12
Other operating expense, net	6,087	3,268	86	7,699	1,917	302

Operating income	99,172	56,587	75	185,995	104,051	79
Interest expense	3,934	6,062	(35)	9,281	12,178	(24)
Other expense (income), net	279	(2)	NM	(683)	(637)	7

Income before income taxes	94,959	50,527	88	177,397	92,510	92
Provision for income taxes	27,263	12,603	116	49,802	22,333	123

Net income	67,696	37,924	79	127,595	70,177	82
Less: Net income attributable to noncontrolling interests	575	590	(3)	996	885	13

Net income attributable to Gardner Denver	$67,121	$37,334	80	$126,599	$69,292	83

Earnings per share attributable to Gardner Denver common stockholders:
Basic earnings per share	$1.28	$0.71	80	$2.42	$1.33	82

Diluted earnings per share	$1.27	$0.71	79	$2.40	$1.31	83

Cash dividends declared per common share	$0.05	$0.05	-	$0.10	$0.10	-

Basic weighted average number of shares outstanding	52,285	52,399		52,246	52,275

Diluted weighted average number of shares outstanding	52,684	52,802		52,662	52,696

Shares outstanding as of June 30	52,316	52,248

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	6/30/2011	3/31/2011	Change	12/31/2010

Cash and cash equivalents	$121,347	$185,305	(35)	$157,029
Accounts receivable, net	445,812	398,736	12	369,860
Inventories, net	299,470	295,586	1	241,485
Total current assets	932,401	941,685	(1)	828,537

Total assets	2,185,553	2,164,153	1	2,027,098

Short-term borrowings and current maturities of long-term debt	38,010	37,622	1	37,228
Accounts payable and accrued liabilities	410,485	377,513	9	322,372
Total current liabilities	448,495	415,135	8	359,600
Long-term debt, less current maturities	148,308	245,721	(40)	250,682

Total liabilities	819,966	886,092	(7)	837,425

Total stockholders’ equity	$1,365,587	$1,278,061	7	$1,189,673

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2011	2010	Change	2011	2010	Change

Industrial Products Group
Revenues	$327,846	$268,650	22	$614,056	$515,044	19
Operating income	34,325	20,157	70	65,127	39,710	64
% of revenues	10.5%	7.5%		10.6%	7.7%
Orders	323,687	281,904	15	647,198	559,704	16
Backlog	254,490	213,107	19	254,490	213,107	19

Engineered Products Group
Revenues	282,847	180,869	56	528,490	356,639	48
Operating income	64,847	36,430	78	120,868	64,341	88
% of revenues	22.9%	20.1%		22.9%	18.0%
Orders	313,264	218,420	43	601,679	425,885	41
Backlog	427,168	259,322	65	427,168	259,322	65

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$34,325	$20,157		$65,127	$39,710
Engineered Products Group operating income	64,847	36,430		120,868	64,341

Consolidated operating income	99,172	56,587		185,995	104,051
% of revenues	16.2%	12.6%		16.3%	11.9%
Interest expense	3,934	6,062		9,281	12,178
Other expense (income), net	279	(2)		(683)	(637)

Income before income taxes	$94,959	$50,527		$177,397	$92,510

% of revenues	15.5%	11.2%		15.5%	10.6%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other expense (income), net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group
2010 Revenues	268.7		515.0
Effect of currency exchange rates	24.3	9	28.5	5
Organic growth	34.8	13	70.6	14

2011 Revenues	327.8	22	614.1	19

2010 Orders	281.9		559.7
Effect of currency exchange rates	24.2	9	28.6	5
Organic growth	17.6	6	58.9	11

2011 Orders	323.7	15	647.2	16

Backlog as of 6/30/10	213.1
Effect of currency exchange rates	23.6	11
Organic growth	17.8	8

Backlog as of 6/30/11	254.5	19

Engineered Products Group
2010 Revenues	180.9		356.6
Incremental effect of acquisitions	4.1	2	8.5	2
Effect of currency exchange rates	11.7	6	14.2	4
Organic growth	86.1	48	149.2	42

2011 Revenues	282.8	56	528.5	48

2010 Orders	218.4		425.9
Incremental effect of acquisitions	3.8	2	7.6	2
Effect of currency exchange rates	10.3	5	13.0	3
Organic growth	80.8	36	155.2	36

2011 Orders	313.3	43	601.7	41

Backlog as of 6/30/10	259.3
Incremental effect of acquisitions	1.4	1
Effect of currency exchange rates	24.6	9
Organic growth	141.9	55

Backlog as of 6/30/11	427.2	65

Consolidated
2010 Revenues	449.5		871.7
Incremental effect of acquisitions	4.1	1	8.5	1
Effect of currency exchange rates	36.0	8	42.7	5
Organic growth	121.1	27	219.6	25

2011 Revenues	610.7	36	1,142.5	31

2010 Orders	500.3		985.6
Incremental effect of acquisitions	3.8	1	7.6	1
Effect of currency exchange rates	34.5	7	41.6	4
Organic growth	98.4	19	214.1	22

2011 Orders	637.0	27	1,248.9	27

Backlog as of 6/30/10	472.4
Incremental effect of acquisitions	1.4	-
Effect of currency exchange rates	48.2	10
Organic growth	159.7	34

Backlog as of 6/30/11	681.7	44

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended			Six Months Ended
	June 30, 2011			June 30, 2011
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$34,325	$64,847	$99,172	$65,127	$120,868	$185,995
% of revenues	10.5%	22.9%	16.2%	10.6%	22.9%	16.3%

Adjustments to operating income:
Profit improvement initiatives (2)	2,680	303	2,983	3,571	392	3,963
Other, net (3)	1,463	766	2,229	1,976	944	2,920

Total adjustments to operating income	4,143	1,069	5,212	5,547	1,336	6,883

Adjusted Operating Income	$38,468	$65,916	$104,384	$70,674	$122,204	$192,878
% of revenues, as adjusted	11.7%	23.3%	17.1%	11.5%	23.1%	16.9%

	Three Months Ended			Six Months Ended
	June 30, 2010			June 30, 2010
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$20,157	$36,430	$56,587	$39,710	$64,341	$104,051
% of revenues	7.5%	20.1%	12.6%	7.7%	18.0%	11.9%

Adjustments to operating income:
Profit improvement initiatives (2)	2,761	(1,419)	1,342	3,960	(1,264)	2,696
Other, net (3)	262	181	443	(21)	161	140

Total adjustments to operating income	3,023	(1,238)	1,785	3,939	(1,103)	2,836

Adjusted Operating Income	$23,180	$35,192	$58,372	$43,649	$63,238	$106,887
% of revenues, as adjusted	8.6%	19.5%	13.0%	8.5%	17.7%	12.3%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2011	2010	Change	2011	2010	Change

Diluted earnings per share	$1.27	$0.71	79	$2.40	$1.31	83

Adjustments to diluted earnings per share:
Profit improvement initiatives (2)	0.05	0.02		0.06	0.04
Other, net (3)	0.03	-		0.04	-

Total adjustments to diluted earnings per share	0.08	0.02		0.10	0.04

Adjusted Diluted Earnings Per Share	$1.35	$0.73	85	$2.50	$1.35	85

(2)	Charges in both years reflect costs, including employee termination benefits, to streamline operations and reduce overhead costs.

(3)	Charges in 2011 include costs associated with certain severance payments, the closure of a manufacturing facility, acquisition due diligence and corporate relocation. Charges in 2010 include certain retirement expenses and acquisition due diligence costs, partially offset by the gain on the sale of a foundry.